Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERACTIVE SYSTEMS WORLDWIDE INC. PROVIDES CORPORATE UPDATE

WEST PATERSON, NJ (April 12, 2007) — Interactive Systems Worldwide Inc. (NASDAQ: ISWI) today provided an update on the status of its NASDAQ listing, its efforts to raise additional capital and reduce expenses, as well as recent wagering volume and revenue.

NASDAQ Listing

As previously announced, ISWI received a NASDAQ Staff Determination letter on March 27, 2007 indicating that, based on the NASDAQ Staff's review and materials submitted by the Company, the NASDAQ Staff had determined to deny the Company's request for continued listing on the NASDAQ Capital Market.

As a result of the NASDAQ Staff Determination letter, the Company requested a hearing before the NASDAQ Listing Qualifications Panel, which will stay the NASDAQ Staff's determination to delist the Company's securities pending a hearing before the Panel and the subsequent issuance of a formal written determination by the Panel regarding the Company's request for continued listing. NASDAQ has scheduled a Panel hearing for May 17, 2007. The Company's securities will remain listed on the NASDAQ Capital Market pending the issuance of the Panel's decision; however, there can be no assurance that the Panel will grant the Company's request for continued listing.

Update on Strategic Investments

On March 6, 2007, the Company announced that it had signed a Letter of Intent with Shantech Inc. for a strategic marketing and business development agreement and investment. The Company and Shantech are working together in an effort to accelerate the execution of this transaction, the terms of which will differ from those previously announced. In particular, the Company is negotiating with Shantech to provide an immediate cash infusion of approximately $500,000, in order to meet its short-term obligations, upon execution of the definitive agreements. It is expected that the closing of the transaction (other than the immediate cash infusion) would be contingent on obtaining shareholder approval and the Company intends to have a meeting of shareholders in order to obtain such consent as soon as practicable after execution of the definitive agreements.

One of the preconditions required by Shantech before entering into definitive agreements with the Company is obtaining certain consents and waivers from the holders of theCompany’s Series C Preferred Stock. The Company and Shantech are currently in negotiations with the holders of the Series C Preferred Stock to obtain those consents and waivers; however, there can be no assurance that such consents and waivers will be obtained.

The Company’s plan is to enter into definitive agreements with Shantech prior to the hearing before the NASDAQ Listing Qualifications Panel, but there can be no assurance that such definitive agreements will be entered into by that date, or at all. The Company is also in discussions with other potential investment partners.

Recent Wagering Volume

The system operated by Global Interactive Gaming Ltd. (“GIG”), the Company’s wholly owned UK subsidiary, recorded approximately $3.5 million in turnover (i.e. the total amount wagered) during the quarter ended March 31, 2007. This represents the second largest quarterly turnover recorded by GIG, and the largest since the quarter ended June 30, 2005. The turnover for March, which was approximately $1.5 million, showed significant growth over January and February. The Company is encouraged by this growth in turnover. Based on the April results to date, the turnover for April is on track to exceed the turnover for March.

The Company’s revenue from its agreements under which it operates its software is based upon several factors: the turnover, the contractual revenue split with its partners, and the “hold” (that is, the turnover less the money returned to the players as winnings, which represents the profit retained by the system). Historically, the hold for the GIG operation has averaged between 5% and 6% of the turnover. Unfortunately, due to some early deployment technical issues (since corrected) and some poor results in cricket, the hold for the quarter ended March 31, 2007 was only 2.6%. As a result, the Company’s revenue from operations for the quarter ended March 31, 2007 was approximately $69,000, which includes revenue from the Company’s agreement with Hipodromo de Agua Caliente S.A. de C.V. In addition, the Company expects to record income from settlement of its litigation that was previously announced. Thus far in April, the hold percentage has returned to its historical range. Based on this, along with the strong growth in turnover, the Company currently expects significantly increased revenues for the quarter ending June 30, 2007.

Expenses

As previously announced, the Company has taken actions to reduce its expenses. Earlier in this year, all US employees had agreed to salary reductions. In addition, this week, the Company has initiated additional staff reductions to further reduce payroll expenses in the US. Based on its current level of revenues and costs, the Company anticipates that its existing resources will be adequate to fund its capital and operating requirements through June 2007.

About Interactive Systems Worldwide, Inc.

Interactive Systems Worldwide, Inc. (Nasdaq: ISWI) has designed, developed and patented a proprietary software system, the SportXction System, which enables play-by-play wagering during the course of live sporting events. ISWI, through its wholly owned subsidiary Global Interactive Gaming Ltd. (GIG), operates the SportXction® System in the U.K., in conjunction with established media and traditional wagering partners. The system can acceptwagers from the Internet, handheld wireless devices, interactive televisions, and standalone kiosks. The system can be used for any live broadcast event

Contacts:

Interactive Systems Worldwide, Inc. Bernard Albanese Chief Executive Officer James McDade Chief Financial Officer Phone: 973-256-8181

FORWARD-LOOKING STATEMENTS: The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements, including, but not limited to, whether the Company's securities will remain listed on the NASDAQ Capital Market; whether a definitive agreement with Shantech will actually be signed prior to a hearing before the NASDAQ Listing Qualifications Panel, or at all; whether a transaction with Shantech (or other investment partners) will ever be consummated; whether the turnover for April 2007 will exceed the turnover for March 2007; whether the hold percentage will return to its historical range of 5-6%; whether the Company’s revenues will increase significantly for the quarter ending June 30, 2007; and whether the Company’s existing resources will be adequate to fund its capital and operating requirements through June 2007. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. TheCompany undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof. Readers should carefully review the risks described in other documents the Company files from time to time with the Securities and Exchange Commission, including Annual Reports, Quarterly Reports and Current Reports on Form 8-K.